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                                                                     EXHIBIT 3.1

                           FIFTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                                  EGROUPS, INC.


        The undersigned, Michael Klein and Margaret Nibbi hereby certify that:

        1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of eGroups, Inc., a Delaware corporation (the "Corporation").

        2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on June 5, 1998 under the name Findmail Communications, Inc.

        3. The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

                                    ARTICLE I

        "The name of this corporation is eGroups, Inc.

                                   ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

        (A) CLASSES OF STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Sixty Million Five Hundred Thousand (60,500,000) each with a par value of $0.001 per share. Forty Three Million (43,000,000) shall be Common Stock and Seventeen Million Five Hundred Thousand (17,500,000) shall be Preferred Stock.

        (B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Fifth Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of One Million Six Hundred Twenty Thousand



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(1,620,000) shares. The second series of Preferred Stock shall be designated
"Series B Preferred Stock" and shall consist of Three Million Six Hundred Thousand (3,600,000) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Seven Million Two Hundred Eighty Thousand Eight Hundred Eleven (7,280,811) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall consist of Four Million Five Hundred Twenty Thousand (4,520,000) shares.

        The remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series other than the Series A, Series B, Series C or Series D Preferred Stock subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock are as set forth below in this Article IV(B).

               1. DIVIDEND PROVISIONS. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, contemporaneously as to each other and prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock of the Corporation, at the rate as follows: (a) holders of the Series A Preferred Stock shall be entitled to receive dividends at an annual rate of $0.04 per share of Series A Preferred Stock; (b) holders of the Series B Preferred Stock shall be entitled to receive dividends at an annual rate of $0.115 per share of Series B Preferred Stock; (c) holders of the Series C Preferred Stock shall be entitled to receive dividends at an annual rate of $0.04994 per share of Series C Preferred Stock; and (d) holders of the Series D Preferred Stock shall be entitled to receive dividends at an annual rate of $
0.9261 per share (in each case adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

               2. LIQUIDATION.

                      (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be


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entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.50, $1.43955, $0.55626 and $10.29, respectively, per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                      (b) REMAINING ASSETS. Upon the completion of the distribution required by Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed on a pro rata basis to the holders of Common Stock based on the number of shares of Common Stock held by each.

                      (c) CERTAIN ACQUISITIONS.

                             (i) DEEMED LIQUIDATION. For purposes of this
Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

                             (ii) VALUATION OF CONSIDERATION. In the event of a
deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                                    (A) Securities not subject to investment
letter or other similar restrictions on free marketability:

                                            (1) If traded on a securities
exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                                            (2) If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three
(3) days prior to the closing; and


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                                            (3) If there is no active public
market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                                    (B) The method of valuation of securities
subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                             (iii) NOTICE OF TRANSACTION. The Corporation shall
give each holder of record of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of each class of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such series of Preferred Stock.

                             (iv) EFFECT OF NONCOMPLIANCE. In the event the
requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

               3. REDEMPTION. The Preferred Stock is not redeemable.

               4. CONVERSION. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                      (a) RIGHT TO CONVERT. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.50, in the case of the Series A Preferred Stock; (ii) $1.43955, in the case of the Series B Preferred


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Stock; (iii) $0.55626 in the case of the Series C Preferred Stock; and (iv)
$10.29 in the case of the Series D Preferred Stock, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A Conversion Price shall be $0.50 per share, the initial Series B Conversion Price shall be $1.43955 per share, the initial Series C Conversion Price shall be $0.55626 per share and the initial Series D Conversion Price shall be $10.29. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall each be subject to adjustment as set forth in Section 4(d).

                      (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price, as applicable, at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, resulting in aggregate gross offering proceeds to the Corporation (before expenses, discounts or commissions) of at least $20,000,000 and an offering price of not less than $15.44 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a single class.

                      (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (as the case may be), and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. In the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (as the case may be); and the Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing the shares of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D


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Preferred Stock are either delivered to the Corporation or the transfer agent for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (as the case may be) as provided above, or the holder notifies the Corporation or the transfer agent for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (as the case may be) that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in Section 4(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

                      (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN SPLITS AND COMBINATIONS. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be subject to adjustment from time to time as follows:

                             (i) In the event the Corporation should at any time
or from time to time after the date on which the Fifth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                             (ii) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.


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                      (e) OTHER DISTRIBUTIONS. In the event the Corporation
shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                      (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2), provision shall be made so that the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or the Series D Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

                      (g) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                      (h) NO FRACTIONAL SHARES AND CERTIFICATE AS TO
ADJUSTMENTS.

                             (i) No fractional shares shall be issued upon the
conversion of any share or shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock the holder


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is at the time converting into Common Stock and the number of shares of Common
Stock issuable upon such aggregate conversion.

                             (ii) Upon the occurrence of each adjustment or
readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price pursuant to this
Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock

                      (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                      (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.


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                      (k) NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

               5. VOTING RIGHTS.

                      (a) GENERAL. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                      (b) VOTING FOR THE ELECTION OF DIRECTORS. The Board of Directors will consist of seven (7) members, two (2) of which will be elected by the holders of a majority of the shares of the Common Stock, voting as a separate class, one (1) of which will be elected by the holders of a majority of the shares of the Series A Preferred Stock, voting as a separate class, one (1) of which will be elected by the holders of a majority of the shares of the Series B Preferred Stock, voting as a separate class, two (2) of which will be elected by the holders of a majority of the shares of the Series C Preferred Stock, voting as a separate class, and one (1) of which will be elected by the holders of a majority of the Common Stock and Preferred Stock, voting together as one class. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the holders of the class entitled to fill such seat as provided in this Section 5(b).

               6. PROTECTIVE PROVISIONS.

               (a) Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as greater than 4,375,000 shares of Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at a majority of the then outstanding shares of Preferred Stock, voting together as a single class:

                      (i) sell, convey or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty (50%) of the voting power of this Corporation is disposed of;


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                      (ii) authorize or issue, or obligate itself to issue, any
other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on parity with, the outstanding Preferred Stock;

                      (iii) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

                      (iv) amend this Corporation's Fifth Amended and Restated Certificate of Incorporation or Bylaws;

                      (v) increase the authorized number of directors of this Corporation; or

                      (vi) declare or pay dividends on shares of the Corporation's Common Stock.

               (b) So long as at least 405,000 shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval, by vote or written consent, in the manner provided by law, of the holders of a majority of the total number of shares of Series A Preferred Stock then outstanding, voting as a single class:

                             (i) alter or change the rights, preferences and
privileges of the shares of Series A Preferred Stock so as to affect adversely such shares; or

                             (ii) increase the total number of authorized shares
of Series A Preferred Stock.

               (c) So long as at least 900,000 shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval, by vote or written consent, in the manner provided by law, of the holders of a majority of the total number of shares of Series B Preferred Stock then outstanding, voting as a single class:

                             (i) alter or change the rights, preferences and
privileges of the shares of Series B Preferred Stock so as to affect adversely such shares; or

                             (ii) increase the total number of authorized shares
of Series B Preferred Stock.

               (d) So long as at least 1,800,000 shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval, by vote or written consent, in the manner provided by law, of the holders of a majority of the total number of shares of Series C Preferred Stock then outstanding, voting as a single class:


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                             (i) alter or change the rights, preferences and
privileges of the shares of Series C Preferred Stock so as to affect adversely such shares; or

                             (ii) increase the total number of authorized shares
of Series C Preferred Stock.

               (e) So long as at least 1,130,000 shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval, by vote or written consent, in the manner provided by law, of the holders of a majority of the total number of shares of Series D Preferred Stock then outstanding, voting as a single class:

                             (i) alter or change the rights, preferences and
privileges of the shares of Series D Preferred Stock so as to affect adversely such shares; or

                             (ii) increase the total number of authorized shares
of Series D Preferred Stock.

               7. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Fifth Amended and Restated Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

        (C) COMMON STOCK.

               1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

               2. LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

               3. REDEMPTION. The Common Stock is not redeemable.

               4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

        Except as otherwise provided in this Fifth Amended and Restated Certificate of Incorporation in furtherance and not in limitation of the powers conferred by statute, the Board of

Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE VI

        Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                   ARTICLE VII

        (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

        (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Fifth Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                      * * *

        The foregoing Fifth Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        Executed at San Francisco, California, on December ___, 1999.



                                        ----------------------------------------
                                        Michael Klein
                                        President and Chief Executive Officer



                                        ----------------------------------------
                                        Margaret Nibbi
                                        Secretary